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           Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Life and Annuity Insurance Company:


We consent to the use of our report dated March 31, 2016 with respect to the Genworth Life and Annuity Insurance Company and subsidiaries consolidated financial statements and the use of our report dated April 14, 2016 with respect to the Genworth Life & Annuity VA Separate Account 1 financial statements included in the Statement of Additional Information which is part of the registration statement (No. 333-62695) on Form N-4 and to the reference to our firm under the heading "Experts" in the Statement of Additional Information.


/s/ KPMG LLP

Richmond, Virginia
April 26, 2016